Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2014 Results

HIGHLIGHTS

•	Third quarter adjusted EPS increased 8.5% from prior year to $0.89 in 2014
•	Total net sales increased 40.3%, driven by acquisitions and volume/mix
•	North American Retail Grocery volume/mix grew 4.7% in the third quarter
•	Full production of 2.0 compatible single serve hot beverages began at the end of October
•	Company tightens full year adjusted EPS guidance to $3.60-$3.70, reflecting higher share count

Oak Brook, IL, November 6, 2014 -- TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter earnings of $0.47 per fully diluted share compared to $0.61 per fully diluted share reported for the third quarter of last year.  The Company reported that adjusted earnings per share increased 8.5% in the third quarter to $0.89 compared to $0.82 in the prior year, excluding the items described below.

The Company’s 2014 third quarter results included two items noted below that affected the year-over-year quarterly comparison.  The first item is a $0.31 per share expense for acquisition, integration and related costs.  The second item is a $0.11 per share loss on the foreign currency translation of intercompany notes.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.47	$0.61	$1.43	$1.72
Acquisition, integration and related costs	0.31	0.11	0.58	0.12
Foreign currency loss on translation of intercompany notes	0.11	-	0.08	-
Debt refinancing costs	-	-	0.41	-
Restructuring/facility consolidation costs	-	0.11	0.02	0.39
Mark-to-market adjustments	-	(0.01)	-	(0.02)

Adjusted EPS	$0.89	$0.82	$2.52	$2.21

“We are pleased to report volume/mix growth in our North American Retail Grocery segment of 4.7% in the third quarter, which represents our sixth straight quarter of year-over-year volume/mix improvements in this segment.  Most of our core categories reported gains in the quarter, led by single serve hot beverages, which grew more than 40% in the third quarter and nearly doubled in the month of October compared to last year,” said Sam K. Reed, Chairman, President and Chief Executive Officer.

“We are confident that private label continues to be the right strategic course for TreeHouse,” continued Mr. Reed.  “We are more and more becoming the supplier of choice throughout our customers’ stores – in snacking, where our prospects are bright given the recently completed addition of Flagstone Foods; within center of the store shelf stable products, where we are contemporizing packaging with the acquisition of Protenergy Natural Foods; and in single serve hot beverages, where we are now in full production mode for 2.0 compatible cups, as we began shipping to our customers at the end of October and anticipate continued double digit growth in 2015. We see significant ongoing opportunity in all of these areas, as we remain committed to partnering with our grocery customers to offer the best combination of choice and value for consumers.”

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP [generally accepted accounting principles in the United States] measure, appears on the attached schedule), was $103.5 million in the third quarter, a 32.7% increase compared to the prior year.  Adjusted EBITDA was higher due to acquisitions and improved volume/mix.

Net sales for the third quarter totaled $795.7 million compared to $567.2 million last year, an increase of 40.3%, largely due to sales from acquisitions and favorable volume/mix in each of our segments, partially offset by unfavorable foreign exchange.  Compared to last year, sales in the third quarter for the North American Retail Grocery segment increased 47.4%, sales for the Food Away From Home segment increased 1.9% and sales for the Industrial and Export segment increased 53.1%.

Reported gross margins decreased to 19.9% in the third quarter this year from 20.3% last year, as lower margin business from acquisitions and the related acquisition and integration costs offset an improved sales mix and operational efficiencies. Also contributing to the decrease is the impact of unfavorable foreign exchange. Legacy gross margins (before considering the impact of acquisitions and facility consolidation costs) increased 180 basis points to 23.1%, well above the Company’s goal of 100 basis points.  Included in 2014 cost of sales were acquisition and integration costs of $9.6 million, compared to $1.0 million in 2013.  Also included in 2013 cost of sales were $4.7 million of restructuring and facility consolidation costs.

Selling, distribution, general and administrative expenses increased $30.8 million in the third quarter this year, or 47.7%, to $95.5 million from $64.7 million in the same period last year.  Included in the increase was an additional net $4.7 million of acquisition and integration costs in the third quarter of 2014 compared to 2013. Also contributing to the increase was $2.8 million in additional stock based compensation expense, resulting from additional employees from acquisitions and the strong performance of the Company.  The remaining increase was primarily due to increased distribution and delivery costs and general and administrative expenses resulting from acquisitions, higher volume, rising freight rates and general business growth.  After considering the impact of acquisition and integration costs in each year, selling, distribution, general and administrative expenses as a percentage of net sales was 10.9% for the third quarter of 2014 compared to 10.7% in 2013.

Other expense was $17.2 million for the third quarter, an increase of $5.4 million from $11.8 million in the same period last year.  This increase was due to higher foreign currency exchange losses due to the weakening of the Canadian dollar relative to the U.S. dollar.  Partially offsetting this increase was a decrease in interest expense of $2.5 million, driven by lower average interest rates resulting from the Company’s debt refinancing activities earlier this year.

Income tax expense increased in the third quarter to $10.9 million.  The Company’s third quarter effective income tax rate increased to 35.4% from the 2013 third quarter rate of 22.8% due to an increase in state tax expense, acquisition related expenses that are not deductible for tax purposes and the tax impact of a shift in revenue between jurisdictions.

Net income for the third quarter totaled $19.9 million compared to $22.7 million last year.

Fully diluted shares outstanding for the third quarter increased to approximately 42.0 million shares as a result of the equity offering completed on July 22, 2014, which financed, in part, the Flagstone Foods acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; salsa and Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; skillet dinners; snack nuts; trail mixes; dried fruit; and other wholesome snacks.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican sauces; refrigerated and shelf stable dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. The most common products sold in this segment include non-dairy powdered creamer; baking and mix powders; pickles and related products; Mexican sauces; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; specialty teas; and nuts. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter increased 47.4% to $592.4 million from $401.9 million during the same quarter last year, driven by a 44.3% increase from acquisitions and a 4.7% increase in volume/mix, partially offset by the unfavorable impact from pricing and foreign exchange.  The Company posted volume/mix gains in the beverages, pickles and soup and gravy categories that were partially offset by volume/mix decreases in the jams category.  The volume/mix increase was driven in large part by the continued success of the single serve hot beverages program.  Direct operating income margin in the third quarter decreased to 13.9% in 2014, from 15.5% in 2013.  Contributing to this decrease were higher acquisition and integration costs compared to the prior year, the impact of unfavorable foreign exchange, increased freight costs and the net impact of lower margin sales from acquisitions, partially offset by improved sales mix and operational efficiencies.  Acquisition and integration costs reduced direct operating income by $8.8 million in the third quarter of 2014, compared to costs of $0.7 million in 2013.

Food Away From Home segment net sales for the third quarter increased 1.9% to $98.7 million from $96.9 million during the same quarter last year, due to acquisitions.  Slight increases in volume/mix and pricing were offset by foreign currency.  Volume/mix improvements in the aseptic and beverages categories were partially offset by reductions in the pickles and dressings categories. Direct operating income margin in the third quarter decreased to 12.5% in 2014, from 13.4% in 2013 due to the impact of unfavorable foreign exchange and higher input costs.

Industrial and Export segment net sales for the third quarter increased 53.1% to $104.7 million from $68.4 million during the same quarter last year, largely driven by a 47.6% increase from acquisitions and a 5.0% increase in volume/mix.  The volume/mix increase was primarily driven by growth in the beverages (predominantly single serve hot beverages), beverage enhancers and infant feeding categories, partially offset by volume/mix reductions in the dressings category.  Direct operating income margin in the third quarter decreased to 16.0% in 2014, from 17.7% in 2013, primarily due to higher freight costs.

OUTLOOK FOR 2014

The Company tightened its full year 2014 adjusted earnings per share guidance to a range of $3.60-$3.70, which reflects a higher number of fully diluted shares outstanding from the equity offering completed in July 2014 and the accretion from the Flagstone Foods and Protenergy Natural Foods acquisitions, and incorporates the most recent estimate of asset valuation work on goodwill and amortization of intangibles.  The Company expects the average shares outstanding in the fourth quarter to be approximately 43.4 million, while the full year average shares outstanding should be approximately 40.6 million.  The Company does not expect the adjusted earnings to be materially different from prior expectations.

Regarding the balance of the year, Mr. Reed said, “Our legacy businesses are performing exactly in line with our original estimates for the year, and we have made great strides bringing Protenergy Natural Foods and Flagstone Foods into the TreeHouse family.  We have been extremely impressed with the quality and dedication of the management teams and their associates at these fine companies.  Our full year 2014 sales will be approximately $3 billion, as the operations of both Protenergy and Flagstone will be fully reflected in our fourth quarter results.  Not only are we dedicated to growing our revenue base, but more importantly, we continue to make improvements for the long-term health of the business.”

“The acquisition environment remains robust, and we continue to evaluate potential strategic prospects.  The opportunity to consolidate the private label landscape remains attractive, and we expect to finish the year with substantial availability under our credit facility,” concluded Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense.  Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and nine month periods ended September 30, 2014 and 2013 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the "Investor Overview" page through the "Investor Relations" menu of the Company's website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with annualized sales of approximately $3.5 billion.  We have 24 manufacturing facilities across the United States and Canada, and focus primarily on private label products for both retail grocery and food away from home customers.  We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers.  We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories.  Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  TreeHouse's Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net sales	$795,726	$567,150	$2,042,589	$1,633,606
Cost of sales	637,138	451,887	1,615,333	1,294,603
Gross profit	158,588	115,263	427,256	339,003
Operating expenses:
Selling and distribution	47,631	33,437	125,242	97,233
General and administrative	47,864	31,222	122,242	87,801
Other operating expense	170	861	1,408	2,143
Amortization expense	14,958	8,583	35,524	25,309
Total operating expenses	110,623	74,103	284,416	212,486
Operating income	47,965	41,160	142,840	126,517
Other expense (income):
Interest expense	10,102	12,598	29,976	37,606
Interest income	(113)	(509)	(694)	(1,509)
Loss on foreign currency exchange	8,004	127	6,856	607
Loss on extinguishment of debt	75	-	22,019	-
Other (income) expense, net	(898)	(428)	105	(796)
Total other expense	17,170	11,788	58,262	35,908
Income before income taxes	30,795	29,372	84,578	90,609
Income taxes	10,913	6,707	28,615	26,405
Net income	$19,882	$22,665	$55,963	$64,204

Weighted average common shares:
Basic	41,099	36,482	38,272	36,378
Diluted	42,002	37,438	39,259	37,353

Net earnings per common share:
Basic	$0.48	$0.62	$1.46	$1.76
Diluted	$0.47	$0.61	$1.43	$1.72

Supplemental Information:
Depreciation and Amortization	$30,268	$25,060	$82,925	$80,198
Stock-based compensation expense, before tax	$7,403	$4,593	$17,102	$11,701

Segment Information:
North American Retail Grocery
Net Sales	$592,359	$401,907	$1,489,014	$1,163,733
Direct Operating Income	$82,404	$62,314	$230,901	$188,705
Direct Operating Income Percent	13.9%	15.5%	15.5%	16.2%

Food Away From Home
Net Sales	$98,673	$96,869	$284,633	$264,357
Direct Operating Income	$12,293	$13,027	$33,837	$35,888
Direct Operating Income Percent	12.5%	13.4%	11.9%	13.6%

Industrial and Export
Net Sales	$104,694	$68,374	$268,942	$205,516
Direct Operating Income	$16,713	$12,125	$45,546	$38,038
Direct Operating Income Percent	16.0%	17.7%	16.9%	18.5%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three and nine months ended September 30, 2014 and 2013:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income as reported	$19,882	$22,665	$55,963	$64,204
Interest expense	10,102	12,598	29,976	37,606
Interest income	(113)	(509)	(694)	(1,509)
Income taxes	10,913	6,707	28,615	26,405
Depreciation and amortization (1)	29,977	21,483	78,908	63,925
Stock-based compensation expense	7,403	4,593	17,102	11,701
Foreign currency loss on translation of intercompany notes (2)	6,684	-	5,283	-
Mark-to-market adjustments (3)	(114)	(443)	(90)	(942)
Acquisition, integration and related costs (4)	18,505	5,266	32,646	5,748
Debt refinancing costs (5)	75	-	22,189	-
Restructuring/facility consolidation costs (6)	170	5,651	1,408	20,787

Adjusted EBITDA	$103,484	$78,011	$271,306	$227,925

(1)
Depreciation and amortization excludes $0.3 million and $4.0 million of accelerated depreciation charges included in the acquisition, integration and related costs line of the Adjusted EBITDA reconciliation for the three and nine months ended September 30, 2014, respectively.  Depreciation and amortization excludes $3.6 million and $16.3 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three and nine months ended September 30, 2013, respectively.

(2)
Foreign currency loss on translation of cash and notes included in Loss on foreign currency exchange totaled $6.7 million and $5.3 million for the three and nine months ended September 30, 2014, respectively.

(3)
Mark-to-market adjustments included in Other (income) expense, net totaled ($0.1) million for the three and nine months ended September 30, 2014, respectively.  Mark-to-market adjustments included in Other (income) expense, net totaled ($0.4) million and ($0.9) million for the three and nine months ended September 30, 2013, respectively.

(4)
Acquisition, integration and related costs included in General and administrative expense totaled $8.9 million and $17.2 million for the three and nine months ended September 30, 2014, respectively.  Acquisition, integration and related costs included in cost of sales totaled $9.6 million and $15.3 million for the three and nine months ended September 30, 2014, respectively.  Acquisition, integration and related costs included in Selling and distribution totaled $0 million and $0.1 million for the three and nine months ended September 30, 2014.  Acquisition and integration costs included in General and administrative expense totaled $4.2 million and $4.7 million for the three and nine months ended September 30, 2013.  Acquisition, integration and related costs included in cost of sales totaled $1.0 million for the three and nine months ended September 30, 2013, respectively.

(5)
Debt refinancing costs included in Loss on extinguishment of debt totaled $0.1 million and $22.0 million for the three and nine months ended September 30, 2014, respectively. Debt refinancing costs included in General and administrative expense totaled $0 million and $0.2 million for the three and nine months ended September 30, 2014, respectively.

(6)
Restructuring/facility consolidation costs included in Other operating expense, net totaled $0.2 million and $1.4 million for the three and nine months ended September 30, 2014, respectively.  Restructuring/facility consolidation costs included in Cost of sales totaled $4.7 million and $18.4 million for the three and nine months ended September 30, 2013, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $0.9 million and $2.4 million for the three and nine months ended September 30, 2013, respectively.

The following table presents the Company’s change in net sales by segment for the three and nine months ended September 30, 2014 vs. 2013:

Three months ended September 30, 2014:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	4.7%	0.3%		5.0%
Pricing	(1.0)	0.2		0.6
Acquisition	44.3	1.9		47.6
Foreign currency	(0.6)	(0.5)		(0.1)
Total change in net sales	47.4%	1.9%		53.1%

Nine months ended September 30, 2014:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	5.6%	(0.6	) %	3.0%
Pricing	(0.4)	0.4		(0.5)
Acquisition	23.7	8.6		28.5
Foreign currency	(0.9)	(0.7)		(0.1)
Total change in net sales	28.0%	7.7%		30.9%